Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Charles S. Roberts	July 29, 2004
Chief Executive Officer

Telephone: (770) 394-6000
Fax: (770) 551-5914

ROBERTS REALTY INVESTORS, INC.
CLOSES $36,000,000 SALE
OF FLORIDA APARTMENT COMMUNITY

ATLANTA, GA – Roberts Realty Investors, Inc. (AMEX:RPI) announces it sold its 200-unit St. Andrews at the Polo Club apartment community located in Wellington, Palm Beach County, Florida to Wellington Development, L.C. on July 29, 2004. The sales price was $36,000,000 or $180,000 per unit, with the buyer paying an additional $3,177,000 or $15,885 per unit to State Farm Life Insurance Company as an early termination fee to pay off the mortgage debt on the property

The company acquired the St. Andrews community in November 2001 with an original equity investment of $7,607,000 as part of a Section 1031 tax- deferred exchange from the sale of the company’s Crestmark apartment community located in Douglasville, GA. The company’s equity grew by $6,519,000 or 86% over the 32 month holding period. Mr. Charles S. Roberts, the company’s CEO, stated: “When we sold Crestmark in July 2001, my goal was to redeploy the net cash proceeds from the sale of Crestmark into a new property as part of a Section 1031 tax-deferred exchange in order to create capital appreciation. With this sale we hit a home run by creating capital appreciation of $6,519,000, which is equal to an average annual return on capital of 32%.”

The company intends to redeploy the net cash proceeds of $14,657,000 or $2.03 per share from the sale of St. Andrews into new properties as part of another Section 1031 tax-deferred exchange. Mr. Roberts added: “We believe we can create more appreciation for our shareholders by tax-free trading into new properties rather than paying taxes on the gain.”

This press release contains forward-looking statements within the meaning of the securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the risk that the company may not be able to redeploy the net proceeds from the sale of St. Andrews at the Polo Club as it intends to complete a Section 1031 tax-deferred exchange.